EXHIBIT 99.2

SpatiaLight to Announce Fiscal 2005 Year End Results

NOVATO, CA, March 14, 2006 - SpatiaLight, Inc. (Nasdaq: HDTV), a manufacturer of state of the art liquid crystal on silicon (LCoS) microdisplays, announced today that it will file its fiscal year end report on Form 10-K for the year ending December 31, 2005, on Tuesday, March 14, 2006.

Webcast Details

SpatiaLight will hold a public audio webcast at 5:00 p.m. EST on Tuesday, March 14, 2006, with management of the Company to discuss details regarding the Company's performance for the fiscal year and other forward-looking information. The session may be accessed at www.spatialight.com under the link for Investors. The webcast will be available for replay through the close of business on March 21, 2006.

About SpatiaLight, Inc.

SpatiaLight, Inc., founded in 1989, manufactures high-resolution LCoS microdisplays for use in high definition televisions and other display applications. Utilizing more than 6.2 million pixels, SpatiaLight's LCoS Sets are comprised of three proprietary SpatiaLight imagEngine(TM) microdisplays. A SpatiaLight display unit, another Company product, is comprised of an LCoS Set fitted onto a light engine. SpatiaLight currently manufactures two models of its LCoS Sets. The newer generation T-3 model has an active matrix of 1920 pixels by 1080 pixels configuration and the T-1 model has an active matrix of 1280 pixels by 960 pixels configuration. SpatiaLight is committed to developing microdisplay technologies that will become the standard for the next generation of high definition televisions and to providing OEMs with the most cost effective, high-resolution microdisplays in the industry. For more information about SpatiaLight, please see the Company website: www.spatialight.com.

Safe Harbor Statement

This news release includes forward-looking statements that reflect SpatiaLight's current expectations about its future results, performance, prospects and opportunities. SpatiaLight has tried to identify these forward-looking statements by using words and phrases such as "may," "will," "expects," "anticipates," "believes," "intends," "estimates," "plan," "should," "typical," "preliminary," "we are confident" or similar expressions. These forward-looking statements are based on information currently available to SpatiaLight and are subject to a number of risks, uncertainties and other factors that could cause SpatiaLight's actual results, performance, prospects or opportunities in the remainder of 2006 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks and uncertainties are outlined in the Company's filings with the U. S. Securities and Exchange Commission, including its most recent reports on Forms 10-Q and 10-K.

Contact: Ted Banzhaf of SpatiaLight, Inc., 415-883-1693, ext. 132